UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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PC CONNECTION, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PC CONNECTION, INC.

730 Milford Road

Merrimack, New Hampshire 03054

(603) 683-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2008

The 2008 Annual Meeting of Stockholders of PC Connection, Inc., a Delaware corporation (the “Company”), will be held at the Crowne Plaza Hotel, 2 Somerset Parkway (Exit 8 off the Everett Turnpike), Nashua, New Hampshire on Wednesday, May 21, 2008 at 10:00 a.m., Eastern time, to consider and act upon the following matters:

1.	To elect six directors to serve until the 2009 Annual Meeting of Stockholders;

2.	To approve the Executive Bonus Plan;

3.	To ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 2, 2008 are entitled to notice of and to vote at the meeting or any adjournments thereof. Our stock transfer books will remain open. All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Patricia Gallup
Chairman of the Board and
Chief Executive Officer

Merrimack, New Hampshire

April 10, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

PC CONNECTION, INC.

730 Milford Road

Merrimack, New Hampshire 03054

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 21, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by PC Connection, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”) by our Board of Directors, for our 2008 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Wednesday, May 21, 2008 at 10:00 a.m., Eastern time, at the Crowne Plaza Hotel, 2 Somerset Parkway (Exit 8 off the Everett Turnpike), Nashua, New Hampshire or any adjournment or adjournments of the Annual Meeting. All proxies will be voted in accordance with the stockholders’ instructions. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to our secretary or by voting in person at the Annual Meeting.

The Notice of Meeting, this Proxy Statement, the enclosed proxy, and our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission, or the SEC, and our Annual Report to Stockholders for the year ended December 31, 2007 are being mailed to stockholders on or about April 28, 2008.

Voting Securities and Votes Required

On April 2, 2008, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 26,835,837 shares of our common stock, $.01 par value per share, or the Common Stock. Stockholders are entitled to one vote per share of Common Stock. Our stock record books will remain open for inspection by stockholders of record for ten days prior to the Annual Meeting at our offices at the above address and at the time and place of the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall be necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered as present for purposes of determining whether a quorum is present.

The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required for the approval of Proposals 2 and 3.

Shares that abstain from voting in a particular matter, and shares held in “street name” by brokers of nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Abstentions and “broker non-votes” will have no effect on the voting on matters, such as the ones presented for stockholder approval at this Annual Meeting, that require the affirmative vote of a certain percentage of the shares voting on the matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 31, 2008, the beneficial ownership of our Common Stock by: (i) persons known by us to own more than 5% of our outstanding shares; (ii) each of our directors; (iii) each of our named executive officers in the Summary Compensation Table under the heading “Executive Compensation” below; and (iv) all our current directors and executive officers as a group.

Except as otherwise set forth below, the street address of each beneficial owner is c/o PC Connection, Inc., 730 Milford Road, Merrimack, New Hampshire 03054.

Name	Shares of Common Stock Beneficially Owned (1)		Percentage of Common Stock Outstanding (2)
Patricia Gallup	8,714,094	(3)	32.4%
David Hall	8,410,789	(4)	31.2
Dimensional Fund Advisors, Inc.	2,268,356	(5)	8.4
David Beffa-Negrini	228,177	(6)	*
Jack Ferguson	77,612	(7)	*
Donald Weatherson	40,000	(8)	*
Bradley Mousseau	33,750	(9)	*
Bruce Barone	25,000	(10)	*
Timothy McGrath	20,000	(11)	*
Joseph Baute	15,000	(12)	*
All current directors and executive officers as a group (9 individuals)	17,564,422	(13)	64.7

*	Less than 1% of the total number of our outstanding shares of Common Stock on January 31, 2008.

(1)	The number of shares beneficially owned by each director or executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire as of January 31, 2008 or will have the right to acquire within 60 days thereof through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	The number of shares of Common Stock deemed outstanding for purposes of determining such percentages include 26,925,366 shares outstanding as of January 31, 2008 and any shares subject to issuance upon exercise of options or other rights held by the person in question that were exercisable on or within 60 days after January 31, 2008.

(3)	Includes 8,169,094 shares of Common Stock held of record by the 1998 PC Connection Voting Trust and 15,000 shares held by Ms. Gallup’s spouse, as to which Ms. Gallup disclaims beneficial ownership. Ms. Gallup has the sole power to vote or direct the vote as to 530,000 shares and dispose or direct the disposition of 8,699,094 shares. Ms. Gallup has shared voting power as to 16,338,188 shares.

(4)	Includes 8,169,094 shares of Common Stock held of record by the 1998 PC Connection Voting Trust. Mr. Hall has the sole power to vote or direct the vote as to 241,695 shares and dispose or direct the disposition of all 8,410,789 shares. Mr. Hall has shared voting power as to 16,338,188 shares.

(5)

The information presented herein is as reported in, and based solely upon a Schedule 13G/A (Amendment No. 5) filed with the SEC on February 6, 2008 by Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional

furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (together with the investment companies, the “Funds”). All shares of our Common Stock listed as owned by Dimensional Fund Advisors LP are owned by the Funds. In its role as investment advisor or manager, Dimensional possesses sole power to vote or direct the vote and to dispose or direct the disposition of 2,268,356 shares our Common Stock that is owned by the Funds, and may be deemed to be the beneficial owner of 2,268,356 shares of our Common Stock held by the Funds. Dimensional disclaims beneficial ownership of such shares of Common Stock. Dimensional’s business address is 1299 Ocean Avenue, Santa Monica, California 90401.

(6)	Includes 78,750 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Beffa-Negrini has the right to acquire within 60 days after January 31, 2008.

(7)	Includes 49,000 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Ferguson has the right to acquire within 60 days after January 31, 2008.

(8)	Consists of 40,000 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Weatherson has the right to acquire within 60 days after January 31, 2008.

(9)	Consists of 33,750 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Mousseau has the right to acquire within 60 days after January 31, 2008.

(10)	Includes 3,000 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Barone has the right to acquire within 60 days after January 31, 2008.

(11)	Consists of 20,000 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. McGrath has the right to acquire within 60 days after January 31, 2008.

(12)	Includes 2,500 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. Baute has the right to acquire within 60 days after January 31, 2008.

(13)	Includes an aggregate of 227,000 shares of Common Stock issuable to the current directors and executive officers upon exercise of outstanding stock options which they have the right to acquire within 60 days after January 31, 2008.

PROPOSAL ONE

ELECTION OF DIRECTORS

Directors are to be elected at the Annual Meeting. Our Board of Directors is currently fixed at six members. Our Bylaws provide that our directors will be elected at each annual meeting of our stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

The persons named in the enclosed proxy (Patricia Gallup and David Hall) will vote to elect the six nominees named below as our directors unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Each nominee is presently serving as a director, and each nominee has consented to being named in this Proxy Statement and to serve, if elected. If for any reason any nominee should be unable to serve, the person acting under the proxy may vote the proxy for the election of a substitute nominee designated by our Board of Directors. It is not presently expected that any of the nominees will be unavailable to serve, if elected.

Our Board of Directors recommends a vote “FOR” the election of the nominees described below.

Set forth below are the name, age, and length of service as a director for each nominee of our Board of Directors and the positions and offices held by him or her, his or her principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which he or she serves as a director. Information with respect to the number of shares of Common Stock beneficially owned by each director or nominee, directly or indirectly, as of January 31, 2008, appears under “Security Ownership of Certain Beneficial Owners and Management.”

Nominees for Election to our Board of Directors

Patricia Gallup, age 54, is our Chairman, President, and Chief Executive Officer. She has served on our Board of Directors since its inception, and has been Chairman since 1998. Ms. Gallup is one of our co-founders and has served as an executive officer since 1982. She was Chief Executive Officer from 1990 to 2001, and from September 2002 to the present. She has served as our President since March 2003.

David Hall, age 58, is one of our co-founders and has served on our Board of Directors since its inception. Mr. Hall served as Vice Chairman of our Board of Directors from March 1998 to December 2004. Mr. Hall was an executive officer from 1982 to 1997, and since then has served as a project manager and advisor to our Company.

Bruce Barone, age 58, has served on our Board of Directors since June 2002. Since December 1998, he has worked as an independent consultant. Prior to December 1998, Mr. Barone was the President and CEO of Overseas Partners Ltd, a global reinsurance and real estate company, and served in a variety of senior financial positions at United Parcel Service.

Joseph Baute, age 80, has served on our Board of Directors since June 2001. From 1979 to 1993, Mr. Baute served as Chairman and Chief Executive Officer of Markem Corporation, an industrial marking and coding solutions provider. Since 1993, Mr. Baute has worked as an independent consultant. Mr. Baute has served on the board of directors of several public companies.

David Beffa-Negrini, age 54, has served on our Board of Directors since September 1994. Mr. Beffa-Negrini has served as our Senior Vice President, Corporate Marketing and Creative Services since February 2007. Mr. Beffa-Negrini served as Co-President of our Merrimack Services subsidiary from September 2005 to February 2007 and as our Vice President of Corporate Communications from June 2000 to February 2007. Mr. Beffa-Negrini has served in a variety of senior management capacities in the areas of merchandising, marketing, and communications. He has been an employee since 1983.

Donald Weatherson, age 70, has served on our Board of Directors since June 2005. Mr. Weatherson served on the board of directors of our GovConnection subsidiary from May 2003 to June 2005. Since August 2002, Mr. Weatherson has pursued personal and community interests and served on an interim basis as Chief Executive Officer of GovConnection from November 2003 to May 2004. From April 1994 to July 2002, Mr. Weatherson served in a variety of senior executive positions at Compaq Computer Corporation. From 1990 to 1993, Mr. Weatherson was Chief Executive Officer of the Navy Exchange System, a retail services company operated by the U.S. Navy. He retired from the Navy as a Rear Admiral in 1993. Mr. Weatherson also serves as Chairman of the Board of Enliven Marketing Technologies Corporation, an internet service marketing company.

No family relationship exists between any of our executive officers or directors.

INFORMATION CONCERNING DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

Board Meetings and Attendance

Our Board of Directors met four times during the year ended December 31, 2007, either in person or by teleconference. During 2007, each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served. Our Board of Directors does not currently have a policy with regard to the attendance of board members at our annual meeting of stockholders. Two board members, Ms. Gallup and Mr. Baute, attended our 2007 Annual Meeting of Stockholders.

Board Committees

Our Board of Directors has established two standing committees – Audit and Compensation. The Audit and Compensation Committees each operate under written charters that have been approved by our Board of Directors. You can request a copy of these documents by writing to Investor Relations, PC Connection, Inc., 730 Milford Road, Merrimack, New Hampshire 03054. We included the charters of the Committees as appendixes to our 2007 Proxy Statement which can be obtained by accessing the website maintained by the SEC at www.sec.gov, by accessing our website at http://ir.pcconnection.com, or by contacting our investor relations department at PC Connection, Inc., Rt. 101A, 730 Milford Road, Merrimack, New Hampshire 03054.

Our Board of Directors has determined that all of the members of each of the two standing committees of our Board of Directors are independent as defined under the rules of the Nasdaq Stock Market including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm, and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules (which is included on page 25 of this Proxy Statement).

The members of our Audit Committee are Messrs. Barone, Baute, and Weatherson. Our Board of Directors has determined that each of our Audit Committee members would qualify as an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met six times during 2007.

Compensation Committee and Subcommittee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining our CEO’s compensation;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our other executive officers;

•	overseeing evaluations of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 10 of this Proxy Statement; and

•	preparing the compensation committee report required by SEC rules, which is included on page 18 of this Proxy Statement.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

The Compensation Committee met twice in 2007. The members of the Compensation Committee are Messrs. Barone, Baute, and Weatherson. The Compensation Committee has established a subcommittee and delegated to that subcommittee authority to issue equity awards and to determine other qualified performance-based compensation in accordance with the requirements of Section 162(m) of the Internal Revenue Code. The Subcommittee, comprised of Messrs. Barone and Baute, who are “outside directors” under IRS regulations, met once during 2007 and approved the executive officer bonus payments for fiscal year 2006.

Director Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Baute, Barone, or Weatherson, who comprise our Audit and Compensation Committees, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Each of Messrs. Barone, Baute, and Weatherson is an “independent director” as defined under Nasdaq Stock Market Inc. Marketplace Rule 4200(a)(15).

Executive and Director Compensation Processes

The Compensation Committee retained the services of Pearl Meyer & Partners, a national consulting firm, to conduct a competitive assessment in 2005 of our executive compensation for fiscal year 2006. Pearl Meyer & Partners provided to the Compensation Committee three studies as described further in our Compensation Discussion and Analysis. These studies compiled individual compensation ranges for each executive position and compared this information to each executive’s actual salary level. These studies and the related ranges were updated in 2007 by our management to reflect current market conditions. The Compensation Committee targeted the median base salary of the survey data and adjusted the executive’s salary based on evaluation of the executive’s level of responsibility and experience as well as company-wide performance. The Compensation Committee may, in its discretion, invite the Chief Executive Officer to be present during the approval of, or deliberations with respect to, other executive officer compensation.

We adopted an Executive Bonus Plan for our executive officers and other senior management employees in 2007. Annual cash bonuses are based on the achievement of company-wide net income and expense leverage goals. Cash bonuses are set as a percentage of the executive officer’s base salary. Please see our Compensation Discussion and Analysis for a further discussion of our Executive Bonus Plan.

We have generally set our compensation paid to non-officer members of our Board of Directors to be consistent with compensation paid to directors of similar-sized companies. In 2007 we paid an annual retainer of $36,000 to each of Messrs. Barone, Baute, Hall, and Weatherson. Messrs. Barone, Baute, Hall, and Weatherson also each received $1,500 for each Board meeting attended, and Messrs. Barone, Baute and Weatherson each received $1,500 for each Board Committee meeting attended. As one of our executive officers, Mr. Beffa-Negrini did not receive any additional compensation in 2007 for his service on our Board of Directors. Ms. Gallup has never received compensation for her service on our Board of Directors.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation as evidenced by its retention of Pearl Meyer & Partners. During 2007 the Compensation Committee did not employ a compensation consultant because the Committee believed the August 2005 Pearl Meyer & Partners study, together with the updated salary information obtained in 2007, was sufficient to provide guidance in setting 2007 compensation levels.

Controlled Company Status

We are a “Controlled Company” as defined in Nasdaq Stock Market Rule 4350(c). Our Board of Directors has based this determination on the fact that approximately 64% of our voting stock is beneficially owned or controlled by Ms. Gallup and Mr. Hall.

We do not have a standing nominating committee, and the functions of evaluating and selecting directors have been performed by our Board of Directors as a whole. We believe that it is not necessary to have a nominating committee because our directors have generally served for extended terms. Our Board of Directors will from time to time evaluate biographical information and background material relating to potential candidates and interview selected candidates. Our Board of Directors does not currently have a charter or written policy with regard to the nomination process. We do not have a written policy due to the extended terms served by our directors.

Director Candidates

All of the current members of our Board of Directors have served as directors since 2002, except Mr. Weatherson, who became a director in June 2005. Where called for, qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. Minimum qualifications include high-level leadership experience in business activities, breadth of knowledge about issues affecting us, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. Our Board of Directors desires a diverse group of candidates who possess the background, skills, and expertise to make a significant contribution to our Board of Directors, our Company, and stockholders. In the event of a need for a new or additional director, our Board of Directors would evaluate potential nominees by reviewing their qualifications, results of personal and reference interviews, and such other information as the Board may deem relevant.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Our Board of Directors has generally nominated the current directors for re-election at each annual meeting of stockholders. Our Board of Directors has therefore not established special procedures for security holders to submit director recommendations. If we were to receive recommendations of candidates from our security holders, the Board of Directors would consider such recommendations in the same manner as all other candidates.

Communicating with the Independent Directors

We have not implemented a process for our stockholders to send communications to our Board of Directors, other than as set out elsewhere in this proxy. We have not done so primarily due to our status as a controlled company, as discussed earlier.

Code of Business Conduct and Ethics Policy

We have adopted a written Code of Business Conduct and Ethics Policy (the “Policy”) that applies to our directors, officers, and employees, including our principal executive officer, principal financial and accounting officer, controller, and persons performing similar functions. We have posted our Policy on our website (http://ir.pcconnection.com). In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, any provision of the Policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our Common Stock. Based solely on our review of copies of reports filed by individuals required to make filings, or Reporting Persons, pursuant to Section 16(a) of the Exchange Act or written representations from certain Reporting Persons, we believe that all such reports required to be filed under Section 16(a) of the Exchange Act for 2007 were timely filed.

Director Compensation

Our non-officer directors each receive standard annual retainer fees of $36,000 for their service on the Board as well as $1,500 for each individual Board meeting and Board Committee meeting they attend. Our directors who are also officers do not receive any additional compensation for their role as directors. Board members also receive reimbursement for all reasonable expenses incurred in attending Board and committee meetings.

As more fully described below, the following table describes compensation paid to each director not listed as a Named Executive Officer for the year ended December 31, 2007.

Director Compensation for Fiscal Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Total ($)
Bruce Barone	$54,000	$12,393	$66,393
Joseph Baute	54,000	12,393	66,393
Donald Weatherson	54,000	—	54,000
David Hall	42,000	—	42,000

(1)	The fees earned by each non-officer director consist of the following: (i) an annual retainer of $36,000 and (ii) a fee per Board and committee meeting attended of $1,500. In addition, Board members receive reimbursement for all reasonable expenses incurred in attending Board and committee meetings.

(2)	Valuation is based on the dollar amount recognized for financial reporting purposes pursuant to Financial Accounting Standards Board Statement No. 123(R) “Share-Based Payment,” or SFAS 123(R), except such compensation has not been reduced for estimated forfeitures. Please see Note 9, “Stockholders’ Equity and Share-Based Compensation” of our Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007, for further information regarding share-based compensation.

(3)	The following table shows the aggregate number of shares of common stock subject to outstanding Restricted Stock Awards for each director not listed as a Named Executive Officer as of December 31, 2007, as well as the grant date fair value of each stock award:

Name	Aggregate Number of Shares Subject to Restricted Stock Awards	Value of awards pursuant to SFAS 123(R) ($)
Bruce Barone	3,750	$37,200
Joseph Baute	3,750	37,200
Donald Weatherson	—	—
David Hall	—	—

(4)	The following table shows the aggregate number of shares of common stock subject to outstanding stock options for each director not listed as a Named Executive Officer as of December 31, 2007, as well as the grant date fair value of each stock option:

Name	Aggregate Number of Shares Subject to Stock Options	Value of awards pursuant to SFAS 123(R) ($)
Bruce Barone	3,000	$11,370
Joseph Baute	2,500	22,050
Donald Weatherson	—	—
David Hall	—	—

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

The Compensation Committee of our Board of Directors oversees the design and implementation of our executive compensation program. In this role, the Compensation Committee, which is comprised of three independent directors, evaluates the performance of, and reviews and approves annually all compensation decisions relating to our Chief Executive Officer. Our Chief Executive Officer annually reviews the performance of our other Named Executive Officers and makes recommendations regarding their compensation. Our Compensation Committee may adopt or revise such recommendations in making compensation decisions for our other Named Executive Officers. The Compensation Committee has established a subcommittee, comprised of two outside directors, and delegated to that subcommittee authority to issue equity awards and to determine other qualified performance-based compensation in accordance with the requirements of Section 162(m) of the Internal Revenue Code.

Compensation Objectives

Our Compensation Committee’s primary objectives with respect to executive compensation are to attract, retain, and motivate our executives and to create long-term stockholder value. Additionally, the Committee seeks to ensure that executive compensation is aligned with our corporate strategies and business objectives, and that it promotes the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable company performance goals.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to managing their respective areas of responsibility and meeting key strategic, financial, and operational goals. These goals include success in (a) demonstrated leadership ability, (b) management development, (c) compliance with our policies, and (d) anticipation of, and response to, changing market and economic conditions that enhance our ability to operate profitably. From time to time, we also provide a portion of our executive compensation in the form of stock options and restricted stock grants that vest over time, which we believe helps to attract new management talent, as well as retain our existing executives. We believe such grants align our executives’ interests with those of our stockholders by allowing them to participate in the longer-term success of our company as reflected in stock price appreciation.

We compete with many other companies for executive personnel. Accordingly, the Compensation Committee generally targets overall base salary and bonus compensation for executives at or near the midpoint of compensation paid to similarly situated executives of companies analyzed in our survey data, described more fully below. The Committee is currently reviewing the various components of long-term incentives, including equity awards and deferred compensation, to determine how best to attract and retain key executives. We may vary this general target in certain situations when necessary, due to the experience level of the individual or other market factors.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	executive bonus plan;

•	equity awards;

•	benefits and other compensation; and

•	severance benefits.

Allocations between long-term and short-term compensation, cash and non-cash compensation, or the different forms of non-cash compensation vary, depending on our current initiatives and stated goals. Our goals for 2007 were focused on continuing the growth trend in consolidated net sales and net income that we established in 2006 and, additionally, achieving a better leveraging of our expense structure by reducing our selling, general and administrative, or SG&A, expenses as a percentage of net sales below that of 2006. Accordingly, our 2007 executive bonus plan was designed to help achieve these two objectives. A total of 60% of the bonus was allocated to the achievement of a net income target of $20.5 million, and 40% was allocated to achievement of an SG&A expense target of 10% of net sales. Each component was then applied to a multiplier based on the degree to which the respective target was met or exceeded, ranging from 0.5 to 1.0 for the expense target and from 0.5 to 1.7 for the net income target. No bonuses were to be paid for performance below $18.5 million of net income or SG&A expenses in excess of 10.6% of net sales.

Our 2007 net income was $23.0 million, and 60% of the 2007 executive cash bonus was subject to a multiplier of 1.2. Our SG&A expenses were 10.2% of net sales, and 40% of the 2007 executive cash bonus was subject to a multiplier of .82. Non-cash compensation was not a significant factor in 2007.

Our executive officers work together as a team and all executives are assigned the same company-wide net income and expense leverage goals. Individual goals are not assigned.

In 2005 our Compensation Committee retained Pearl Meyer & Partners, a national consulting firm, as its independent compensation consultant to conduct a competitive assessment of our executive compensation and general compensation programs. Pearl Meyer & Partners provided comparative market data on compensation practices and programs based on an analysis of twelve peer companies deemed comparable in terms of product and service offerings and revenue levels. Pearl Meyer & Partners also provided two additional surveys with similar compensation data – the 2005 Clark Consulting SC/CHIPS Executive and Senior Management Survey and the 2005 Mercer Benchmark Database. From these three studies, two market composites were calculated, one reflecting the average of the Peer Group and Technology Industry and one reflecting the average of the Peer Group and the general industry survey data for similar size companies. We compiled individual compensation ranges for each executive position based on this information and compared the compensation ranges to actual salary levels. We updated our compensation ranges in 2007 by 2.6% after applying a combination of competitor trend information and consumer price indexes.

The peer group was used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and that compete with us for executive talent. The following companies were included in the peer group:

•	Agilysys, Inc.

•	Bell Microproducts Inc.

•	Black Box Corporation

•	CDW Corporation

•	GameStop Corp.

•	GTSI Corp.

•	Insight Enterprises, Inc.

•	PC Mall, Inc.

•	Pomeroy IT Solutions, Inc.

•	ScanSource, Inc.

•	Systemax Inc.

•	Zones, Inc.

An analysis based on currently available financial data shows that amongst the peer group we ranked seventh in revenue and eighth in market capitalization as of the date of the Pearl Meyer & Partners study.

The Compensation Committee used the updated survey data to assist it in the review and comparison of each element of base salary and bonus compensation for our executives. With this information, the Compensation Committee analyzed compensation for each executive. The Compensation Committee targeted different compensation levels for each element of compensation as described below.

Base Salary

The median base salary level of the survey data was targeted by the Compensation Committee as the base salaries of our executives. Adjustments to the median base salary level were made based on comparisons to the survey data and evaluation of the executive’s level of responsibility and experience as well as company-wide performance. The Compensation Committee also considered the executive’s success in achieving business results and demonstrating leadership.

While each executive is expected to manage his/her area of responsibility successfully, our success is believed to be dependent on the ability of our management group to integrate and work together to meet common goals. Accordingly, executives are not assigned specific individual goals but instead are collectively responsible for meeting company-wide goals.

The compensation levels of our executives are established to recognize the relative level of responsibility of each executive. Our Chief Executive Officer’s compensation is higher than the levels of our other executives reflecting the generally broader and more significant level of responsibility of our Chief Executive Officer. We have found that compensation survey results generally reflect this pattern for most companies.

Benchmarking and aligning base salaries is especially critical to a competitive compensation program. Other elements of compensation are affected by changes in base salary. Annual incentives are targeted and paid out as a percentage of base salary, and the target levels of long-term incentives are also set as a percentage of base salary.

Base salaries are reviewed at least annually by the Compensation Committee, and in the case of Named Executive Officers other than our Chief Executive Officer, are based on recommendations of the Chief Executive Officer. These salaries are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience, and the peer group data. The base salaries of the Chief Financial Officer and the Executive Vice President of our Enterprise Group were each increased in 2007 by the Compensation Committee to a level slightly above the median levels reported for the peer group in recognition of each respective officer’s increased level of responsibility and experience over comparable officers included in the peer group. Our Chief Executive Officer was offered but declined a similar base compensation adjustment.

Executive Bonus Plan

In 2007, we had an executive bonus plan for our executives and other senior management employees. The annual cash bonuses are intended to compensate for the achievement of a company-wide net income goal and an operating expense leverage goal.

Amounts payable under the executive bonus plan are calculated as a percentage of the applicable executive’s base salary with higher-ranked executives typically being compensated at a higher percentage of base salary. However, our success is believed to be dependent on the ability of the management group to integrate and work together to meet common company-wide goals. Accordingly, executives are not assigned specific individual goals but instead are collectively responsible for meeting company-wide goals. A consolidated net income goal of $20.5 million was established for 2007, reflecting our growth target for the year. Additionally, an expense leverage goal was established to reduce 2007 consolidated SG&A expenses as a percentage of net sales to 10%, or 70 basis points below our 2006 expense ratio (which excluded special charges relating to events prior to 2006).

Our Compensation Committee works with our Chief Executive Officer to develop corporate goals that they believe can be reasonably achieved over the next year. Our Board of Directors approved the 2007 Executive Bonus Plan, and an aggregate of $1,555,100 was accrued for distribution to the Named Executive Officers under that plan for the year ended December 31, 2007, based on achievement of company-wide net income and expense-leverage targets. For our Chief Executive Officer and Executive Vice Presidents, the target bonus percentage is 100% of base salary. For the other named executive officers it is 50% of base salary. Our compensation program also provides incentives for our executives to reach beyond our target corporate goals. Those who perform above expectations are entitled to receive additional bonus amounts that can result in a total annual bonus of up to 142% of base salary for our Chief Executive Officer and Executive Vice Presidents, and up to 71% of base salary for our other named executive officers. Proportionally lower bonuses are provided for achievement levels between 90% and 100% of respective company-wide targets, and no bonuses are earned by any executive where less than 90% of the respective company-wide target is achieved.

The table below describes the bonus payments and the percentage of base salary for 2007 for the Named Executive Officers:

Name of Executive	2007 Bonus Payments	Percentage of 2007 Base Salary
Patricia Gallup	$524,000	104.8%
Jack Ferguson	324,900	104.8
Timothy McGrath	461,100	104.8
Bradley Mousseau	125,800	52.4
David Beffa-Negrini	119,300	52.4

Equity Awards

Our equity award program is a vehicle for offering long-term incentives to our executives. We believe that equity grants help attract management talent and provide a strong link to our long-term performance and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants furthers our goal of executive retention by providing an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, the Compensation Committee and the Chief Executive Officer consider comparative share ownership of executives in our compensation peer group, our company-wide performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, and the recommendation of management.

Our equity awards have typically taken the form of stock options and restricted stock awards. The Compensation Committee and our Chief Executive Officer review all components of the executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Typically, the equity awards we grant vest in equal annual installments over four years, although shorter vesting periods may be applied in certain circumstances. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability. We do not have any equity ownership guidelines for our executives.

In 2007 we granted options to purchase 50,000 shares to Mr. Ferguson and options to purchase 140,000 shares to Mr. McGrath. Mr. Ferguson’s options vest in two installments of 25,000 shares on December 31, 2007 and 2008, respectively. Mr. McGrath’s options vest as follows: 20,000 shares on December 31, 2007; 30,000 shares on December 31, 2008, 40,000 shares on December 31, 2009; and 50,000 shares on December 31, 2010. Additionally, we granted 25,000 shares of restricted stock to Mr. Ferguson, which vest in full on December 31, 2008. Although we have provided equity based incentive compensation to our executive officers, we do not regularly grant equity based incentive compensation. We granted the options awards to Messrs. Ferguson and McGrath in 2007 to award them for their increased levels of responsibility. We believe that cash compensation using base salaries and annual incentive plan payments is a fair method of compensating our executive officers without equity dilution to our stockholders, although we are continuing to review long-term incentives as a means to attract and retain key executives.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We provide a matching contribution equal to 25% of the employee’s deferral contributions that do not exceed 6% of their qualified compensation.

No executive officer received perquisites aggregating $10,000 or more in 2007.

Severance Benefits

Pursuant to employment agreements we have entered into with Timothy McGrath, Executive Vice President, Enterprise Group and Bradley Mousseau, Senior Vice President, Human Resources, each executive is entitled to specified benefits in the event of termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change in Control” below.

We believe providing these benefits helps us compete for executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives by the companies in the peer group.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and our other officers whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being among our four most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

We account for equity compensation awarded to our employees per the methods prescribed by SFAS 123(R), which require us to recognize compensation expense in our financial statements for all share-based payments based upon an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued. Given our adoption of SFAS 123(R), we believe that the accounting impact of the different forms of equity compensation awards generally reflects their economic impact. Accordingly, the underlying accounting treatment is not a material consideration in determining the specific nature or size of equity awards granted. The tax impact of the awards on the recipient, together with the effectiveness of the award in retaining executives are more relevant considerations.

Summary Compensation Table

The following table sets forth information for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2007, collectively, the Named Executive Officers for the fiscal years indicated.

Summary Compensation Table for Fiscal Years Ended December 31, 2007 and 2006

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Patricia Gallup President, Chief Executive Officer, and Chairman of the Board	2007 2006	$500,000 476,731	$	— —	$	— —	$524,000 750,000	$3,375 3,300	(4) (5)	$1,027,375 1,230,031

Jack Ferguson (6) Executive Vice President, Treasurer, and Chief Financial Officer	2007 2006	297,885 271,856		100,281 —		156,320 —	324,900 210,000	3,375 2,549	(4) (5)	882,761 484,405

Timothy McGrath (7) Executive Vice President, Enterprise Group	2007 2006	423,846 300,000		— —		226,367 52,424	461,100 75,000	3,341 2,218	(4) (5)	1,114,654 429,642

Bradley Mousseau Senior Vice President, Human Resources	2007 2006	240,000 226,462		— —		11,278 38,117	125,800 180,000	2,815 2,561	(4) (5)	379,893 447,140

David Beffa-Negrini Senior Vice President, Corporate Marketing and Creative Services	2007	217,692		—		11,278	119,300	3,375	(4)	351,645

(1)	We calculated compensation for stock and option awards granted to our executive officers per the methods prescribed by SFAS 123(R). Such compensation does not however reflect estimated forfeitures, as required under SFAS 123(R), and is as a result greater than the expense we recorded in our financial statements. Please see Note 9, “Stockholders’ Equity and Share-Based Compensation” of our Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007, for further information used to recognize share-based compensation.

(2)	Non-equity incentive compensation for our executive officers was awarded pursuant to the Executive Bonus Plan.

(3)	We have omitted perquisites and other personal benefits in those instances where the aggregate amount of such perquisites and other personal benefits totaled less than $10,000.

(4)	Consists of: (a) our contributions for Ms. Gallup and Messrs. Ferguson, McGrath, Mousseau, and Beffa-Negrini under our 401(k) Plan in the amount of $3,375, $3,375, $3,341, $2,815, and $3,375, respectively.

(5)	Consists of: (a) our contributions for Ms. Gallup and Messrs. Ferguson, McGrath, and Mousseau under our 401(k) Plan in the amount of $3,300, $2,549, $2,218, and $2,561, respectively.

(6)	Mr. Ferguson was appointed Executive Vice President in May 2007.

(7)	Mr. McGrath was appointed Executive Vice President, Enterprise Group in May 2007.

Grants of Plan Based Awards

The following table sets forth certain information regarding grants of plan-based awards made to our Named Executive Officers during 2007.

Grants of Plan Based Awards for Fiscal Year Ended December 31, 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units(#)		All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Patricia Gallup	04/20/07	$250,000	$500,000	$710,000	—		—		—	—

Jack Ferguson	04/20/07	155,000	310,000	440,200	—		—		—	—
	07/23/07	—	—	—	25,000	(4)	—		—	328,250
	07/23/07	—	—	—	—		50,000	(5)	13.13	312,640

Timothy McGrath	04/20/07	220,000	440,000	624,800	—		—		—	—
	07/23/07	—	—	—	—		140,000	(6)	$13.13	$1,162,126

Bradley Mousseau	04/20/07	60,000	120,000	170,400	—		—		—	—

David Beffa-Negrini	04/20/07	56,925	113,850	161,667	—		—		—	—

(1)	Threshold, target, and maximum amounts are based on the achievement of certain financial milestones.

(2)	The exercise price of all options granted in 2007 equals the closing stock price of our Common Stock on the grant date.

(3)	The per-option SFAS 123(R) grant date fair values were $8.301 and $6.253 each for the options granted to Messrs. McGrath and Ferguson, respectively. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the SFAS 123(R) value. The SFAS 123(R) value for the restricted stock awarded to Mr. Ferguson was $13.13 per share. There can be no assurance that the value on distribution will equal the SFAS 123(R) value. Please see Note 9, “Stockholders’ Equity and Share-Based Compensation” of our Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007 for the valuation assumptions made in determining SFAS 123(R) values.

(4)	Restricted stock awarded to Mr. Ferguson vests on December 31, 2008.

(5)	Options granted to Mr. Ferguson vest as follows: 25,000 shares on December 31, 2008.

(6)	Options granted to Mr. McGrath vest as follows: 30,000 shares on December 31, 2008; 40,000 shares on December 31, 2009; and 50,000 shares on December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards held by our Named Executive Officers as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Patricia Gallup	—	—		—	—	—		—

Jack Ferguson	1,500	—		$18.333	1/21/2010	25,000	(2)	283,750	(3)
	1,000	—		51.813	7/17/2010	—		—
	1,000	—		10.813	3/16/2011	—		—
	20,500	—		5.380	12/30/2015	—		—
	25,000	25,000	(4)	13.130	7/23/2017	—		—

Timothy McGrath	20,000	50,000	(5)	5.200	10/24/2015	—		—
		120,000	(6)	13.130	7/23/2017	—		—

Bradley Mousseau	30,000	—		18.333	1/21/2010	—		—
	3,750	—		51.813	7/17/2010	—		—

David Beffa-Negrini	7,500	—		8.917	9/24/2009	—		—
	3,750	—		18.333	1/21/2010	—		—
	2,500	—		51.813	7/17/2010	—		—
	2,500	—		10.813	3/16/2011	—		—
	12,500	—		5.540	4/18/2013	—		—
	50,000	—		8.640	12/12/2013	—		—

(1)	The option exercise price for all grants made to Named Executive Officers was set at the closing price of our Common Stock on the respective grant date.

(2)	Restricted stock awarded to Mr. Ferguson vests on December 31, 2008.

(3)	The market value of Mr. Ferguson’s restricted stock award was based on the closing price of our Common Stock on December 31, 2007 of $11.35 per share.

(4)	Mr. Ferguson’s options vest on December 31, 2008.

(5)	Mr. McGrath’s options vest annually in two installments of 25,000 shares beginning on October 24, 2008.

(6)	Mr. McGrath’s options vest as follows: 30,000 shares on December 31, 2008; 40,000 shares on December 31, 2009; and 50,000 shares on December 31, 2010.

Option Exercises and Stock Vested

The following table sets forth certain information regarding stock options exercised by our Named Executive Officers in the year ended December 31, 2007.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2007

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)
Timothy McGrath	25,000	$204,335
Bradley Mousseau	20,000	132,278

(1)	The value realized equals the difference between the closing price of our Common Stock as of the exercise date, less the option exercise price, multiplied by the total options exercised.

Potential Payments Upon Termination or Change in Control

We are a party to an employment agreement with Ms. Gallup. The agreement contains provisions for establishing her annual base salary and bonus and may be terminated by Ms. Gallup or us. We have entered into letter agreements with Messrs. McGrath and Mousseau, providing for severance payments for six months of their then respective annual base salary if we terminate their employment for any reason other than for cause or for a change in control (as defined therein). Under such circumstances, Mr. Mousseau’s and Mr. McGrath’s severance payments would have an aggregate value of $120,000 and $220,000, respectively. In the event of termination resulting from a change in control of our Company, Mr. Mousseau’s severance payments would extend for a total of twelve months and have an aggregate value of $240,000. Mr. McGrath’s severance payments would extend for a total of six months and have an aggregate value of $220,000. Each of Messrs. McGrath’s and Mousseau’s letter agreement includes certain non-compete obligations that extend for eighteen months after termination of employment. We assume, for the purpose of calculating values for all termination events, that the effective date of termination is December 31, 2007.

In event that we undergo a change in control (referred to as an “Acquisition Event” in the Amended and Restated 1997 Stock Incentive Plan and a “Reorganization Event” in the 2007 Stock Incentive Plan) and as a result our Board of Directors accelerates the vesting of all outstanding unvested equity awards, Mr. McGrath and Mr. Ferguson would realize $307,500 and $283,750, respectively, based on the closing price of our Common Stock on December 31, 2007 of $11.35 per share, assuming the exercise and sale by each of their in-the-money options.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of PC Connection:

Donald Weatherson, Chairman

Bruce Barone

Joseph Baute

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Barone, Baute, and Weatherson. Messrs. Barone and Baute were not at any time during 2007, or formerly, an officer or employee of the Company or any of our subsidiaries. None of our executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as our director or a member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently have leases for facilities in Marlow and Merrimack, New Hampshire and two facilities in Keene, New Hampshire with Gallup & Hall, or G&H, a partnership owned solely by Patricia Gallup and David Hall, our principal stockholders. The lease for one of the Keene, New Hampshire facilities expires in July 2008 and requires annual rental payments of $141,276 (subject to adjustment every three years for changes in the consumer price index). The second facility in Keene is leased on a month-to-month basis requiring monthly rental payments of $1,344. The facility in Marlow, New Hampshire is leased on a month-to-month basis requiring monthly rental payments of $500. We also lease on a month-to-month basis a facility in Merrimack, adjacent to our corporate headquarters requiring monthly rental payments of $18,141. These leases also obligate us to pay certain real estate taxes and insurance premiums on the premises. Rent expense under all such leases aggregated $381,102 for the year ended December 31, 2007.

In November 1997 we entered into a fifteen-year lease for a 114,000 square foot corporate headquarters in Merrimack, New Hampshire with G&H Post, L.L.C., an entity owned solely by Patricia Gallup and David Hall. We began occupying the new facility upon completion of construction in late November 1998, and lease payments began in December 1998. Annual lease payments under the terms of the lease are $911,400 for the first five years of the lease, increasing to $1,025,350 for years six through ten and to $1,139,400 for years 11 through 15. The lease is in its tenth year. The lease requires us to pay our proportionate share of real estate taxes and common area maintenance charges as additional rent and also to pay insurance premiums for the leased property. We have the option to renew the lease for two additional terms of five years.

During 2007 we provided various facilities management, maintenance, financial, tax, and legal services to certain affiliates in connection with the operation of facilities leased by us from those affiliates. G&H reimbursed us $34,601 during 2007 for those services.

The 1998 PC Connection Voting Trust

In connection with our initial public offering in March 1998, Patricia Gallup and David Hall placed substantially all of the shares of Common Stock that they beneficially owned immediately prior to the public offering into a Voting Trust (the “Voting Trust”) of which they serve as co-trustees. The Voting Trust is the record holder of 16,338,188 shares of Common Stock as of the record date, April 2, 2008. The terms of the Voting Trust require that both Ms. Gallup and Mr. Hall, as co-trustees, agree as to the manner of voting the shares of our Common Stock held by the Voting Trust in order for the shares to be voted. In the event the co-trustees are deadlocked with respect to the election of directors at a meeting of stockholders, our Board of Directors may require the co-trustees to execute and deliver to our Secretary a proxy representing all shares issued and outstanding in the name of the Voting Trust and entitled to vote in the election of directors. Such proxy shall confer upon the proxyholder authority to attend the meeting for purposes of establishing a quorum and to vote for the directors nominated by our Board of Directors, provided that such nominees are incumbent directors elected with the consent of the co-trustees. Each of Ms. Gallup and Mr. Hall may transfer shares of Common Stock for value to unaffiliated third parties. Any shares so transferred will no longer be subject to the Voting Trust and an equal number of the non-transferring co-trustee’s shares will be released from the Voting Trust. Transfers by either of Ms. Gallup or Mr. Hall in excess of 75,000 shares in any 90-day period, or that would decrease the shares held by the Voting Trust to less than a majority of the outstanding shares, will be subject to a right of first refusal to the other. The Voting Trust will terminate when it holds less than 10% of the outstanding shares of our Common Stock or at the death of both co-trustees. In addition, in the event of the death or incapacity of either co-trustee, or when either of Ms. Gallup or Mr. Hall holds less than 25% of the beneficial interest held by the other in the Voting Trust, the other will become the sole trustee of the Voting Trust with the right to vote all the shares held by the Voting Trust.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees, or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement, or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where

(a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Audit Committee in the manner specified in its charter.

Equity Compensation Plan Information

The following table provides information about our Common Stock that may be issued upon exercise of options, warrants, and rights under all of our equity compensation plans as of December 31, 2007, including the Amended and Restated 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, or the 2007 Plan, and our Employee Stock Purchase Plan, or the ESPP. Our stockholders have approved all of these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)(2)
Equity Compensation Plans Approved by Security Holders	875,998	$12.99	637,658
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	875,998	$12.99	637,658

(1)	The number of shares is subject to adjustments in the event of stock splits and other similar events.

(2)	Includes 137,658 shares of Common Stock issuable under our ESPP, all of which are issuable in connection with the current offering period which ends on June 30, 2008.

PROPOSAL TWO

APPROVAL OF EXECUTIVE BONUS PLAN

On April 9, 2008, our Board of Directors adopted, subject to stockholder approval, the Executive Bonus Plan, or the Bonus Plan.

Our Board of Directors believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining, and motivating key personnel. Accordingly, our Board of Directors believes adoption of the Bonus Plan is in the best interests of our stockholders and our Company and recommends a vote “FOR” the approval of the Bonus Plan.

Description of the Bonus Plan

The following is a brief summary of the Executive Bonus Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Administration

The Compensation Committee of our Board of Directors will, through a Subcommittee consisting solely of outside directors within the meaning of Section 162(m) of the Internal Revenue Code, administer the Plan.

Eligibility

Each of our named executive officers, within the meaning of the rules and regulations of the Securities and Exchange Commission, is eligible to participate in this Plan. In addition, other executive officers may be determined from time to time to be eligible to participate in the Plan.

Determination of Bonus Awards

We refer to each fiscal year that the Plan is in effect as a “Plan Year.” Within 90 days after the beginning of each Plan Year, the Compensation Committee will establish specific performance measures for the payment of bonus awards for that Plan Year. For each Plan Year, the performance measures will include the attainment of a certain minimum level of consolidated net income and may also be based on one or more of the following additional quantifiable performance measures selected by the Committee: consolidated SG&A expenses; earnings per share; operating income; gross revenue; profit margins; stock price targets or stock price maintenance; working capital; free cash flow, cash flow; return on equity; return on capital or return on invested capital; earnings before interest, taxes, depreciation, and amortization, or EBITDA, and strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures. The precise annual amounts and bonus allocation percentages with respect to each performance measure will also be established by the Committee. Performance measures are generally based on our operating forecasts. However, the Committee may determine, in its sole discretion, that significant unusual or extraordinary items should or should not be included in determining whether the performance measures have been met.

Bonuses are calculated as a percentage of the participating executive’s annual base salary. Base level bonuses are 100% of base salary for our Chief Executive Officer, 100% of base salary for our Executive Vice Presidents, and 50% of base salary for our Senior Vice Presidents. Actual bonus payouts may be higher or lower than the base level amounts, depending on the degree to which each performance measure is met or exceeded. Each performance measure is subject to a multiplier table which determines the extent to which that portion of the bonus is paid out. Awards relating to net income can range from 50% to 170% of the corresponding base bonus; however, no awards will be granted for net income below 90% of target. Awards relating to other performance measures established by the Committee are subject to the multiplier percentages selected by the Committee.

The maximum bonus award payable to a participating executive for any Plan Year is 170% of that executive’s annual base salary and in no event will exceed $1,000,000.

Amendments and Termination

Our Board may at any time amend, suspend, or terminate the Plan, provided such action is effected by written resolution. Amendments to the Plan requiring stockholder approval under the Internal Revenue Code or SEC regulations will require such approval under the Plan.

Federal Income Tax Consequences

Payments received by executive officers under the Plan will be income subject to tax at ordinary income rates when received. Since the Plan is intended to comply with the requirements of Section 162(m) of the Code, if the Plan is approved by stockholders at the annual meeting, we expect that the bonus payments made in accordance with the terms of the Plan will qualify as performance-based compensation that is not subject to the limits of Section 162(m) of the Code and will therefore be deductible by us, subject to any other applicable limitations on deductibility under the Code.

New Plan Benefits

The following table sets forth, for illustrative purposes, the amounts which would be received by the named executive officers under the Executive Bonus Plan had the Executive Bonus Plan been in effect for 2007 based on 2008 performance targets, but with the percentage of the bonus payable based on our performance in 2007.

NEW PLAN BENEFITS

EXECUTIVE BONUS PLAN

(FOR ILLUSTRATIVE PURPOSES)+

Name and Position	Executive Bonus Plan Dollar Value
Patricia Gallup	$314,000
Chairman of the Board and Chief Executive Officer
Jack Ferguson	194,680
Executive Vice President, Treasurer, and Chief Financial Officer
Timothy McGrath	276,320
Executive Vice President, Enterprise Group
Bradley Mousseau	75,360
Senior Vice President, Human Resources
David Beffa-Negrini	71,498
Senior Vice President, Corporate Marketing and Creative Services
All Executive Officers As A Group	931,858
Non-Executive Director Group	—
Non-Executive Officer Employee Group	—

+	Past performance may not be indicative of future results.

PROPOSAL THREE

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The ratification of this selection by the Audit Committee is not required under the laws of the State of Delaware, where we are incorporated, but the results of this vote will be considered by the Audit Committee in selecting our independent registered public accounting firm. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1984. It is expected that a member of Deloitte & Touche LLP will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders.

Our Board of Directors recommends a vote “FOR” the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm.

Principal Accountant Fees and Services

The following table summarizes the fees Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their affiliates billed to us for each of the last two years. The Audit Committee of our Board of Directors believes that the non-audit services described below did not compromise Deloitte & Touche’s independence.

Fee Category	2007	2006
Audit Fees(1)	$1,382,000	$642,000
Audit-Related Fees(2)	—	8,000
Tax Fees(3)	178,000	240,000
All Other Fees(4)	2,000	2,000

Total Fees	$1,562,000	$892,000

(1)	Audit fees consist of fees for the audit of financial statements, the audit of internal control over financial reporting (2007 only), the review of the interim financial statements included in quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. Fees for 2007 included $652,000 related to Deloitte & Touche’s initial audit of internal control over financial reporting.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to advisory services connected with Section 404 of the Sarbanes-Oxley Act of 2002.

(3)	Tax fees consist of fees for tax compliance, tax advice, and tax planning services. Tax compliance services, which relate to preparation of original and amended tax returns, and claims for refunds and tax payment-planning services, accounted for $120,000 of the total tax fees billed in 2007 and $108,000 of the total tax fees billed in 2006. Tax advice and tax planning services relate to assistance with tax audits, employee benefit plans, and multi-state tax consulting.

(4)	All Other Fees consist of a fee for an accounting and audit-related subscription.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage its independent auditor to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee may also delegate to each individual member of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of our Audit Committee pursuant to this delegated authority is reported on at the next meeting of our Audit Committee.

Audit Committee Report

Our Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2007, and discussed them with our management and our registered public accounting firm.

The Audit Committee has also discussed with our registered public accounting firm various communications that our registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

SAS 61, as amended, requires our registered public accounting firm to discuss with our Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

Our Audit Committee has received the written disclosures and the letter from our registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our registered public accounting firm their independence. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence, and engage in a discussion of independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

By the Audit Committee of the Board of Directors of PC Connection:

Joseph Baute, Chairman

Bruce Barone

Donald Weatherson

ADDITIONAL INFORMATION

Matters to be Considered at the Annual Meeting

Our Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: PC Connection, Inc., Attention: Investor Relations, 730 Milford Road, Merrimack, New Hampshire 03054 (603-683-2000). If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to PC Connection, Inc., Attention: Investor Relations, 730 Milford Road, Merrimack, New Hampshire 03054 (603-683-2322).

Solicitation of Proxies

All costs of solicitations of proxies will be borne by us. In addition to solicitations by mail, our directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, and personal interviews. We will also request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their out-of-pocket expenses in this regard.

Deadline for Submission of Stockholder Proposals

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders must be received by us at our principal office in Merrimack, New Hampshire not later than December 29, 2008, for inclusion in the proxy statement for that meeting.

If a stockholder of our Company who holds less than 40% of the shares of our capital stock issued and outstanding and entitled to vote wishes to present a proposal before the 2009 Annual Meeting but has not complied with the requirements for inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, such stockholder must give timely notice of such proposal to our Secretary at our principal offices. The required notice must be delivered to or mailed and received at our principal executive offices not later than March 22, 2009 nor earlier than February 20, 2009. Notwithstanding the foregoing, if we provide less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder or stockholders to be timely must be delivered or mailed to the Secretary not later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first.

By Order of the Board of Directors,

Patricia Gallup

Chairman of the Board and

Chief Executive Officer

April 10, 2008

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

Appendix A

PC Connection, Inc.

EXECUTIVE BONUS PLAN

I.	Purpose of the Plan

PC Connection, Inc. (the “Company”) has established this Executive Bonus Plan (the “Plan”) as an incentive program pursuant to which annual performance-based bonuses may be awarded to the Company’s eligible executive officers.

II.	Eligible Participants in the Plan

Each of the Company’s named executive officers, within the meaning of the rules and regulations of the Securities and Exchange Commission, is eligible to participate in this Plan. In addition, other executive officers may be determined from time to time to be eligible to participate in the Plan.

III.	Administration of the Plan

3.1	The Plan has been adopted by the Company’s Board of Directors, (the “Board”), effective January 1, 2008. The Compensation Committee of the Board (the “Committee”) shall, through its Subcommittee consisting solely of outside directors within the meaning of Section 162(m) of the Internal Revenue Code, administer the Plan and shall periodically review it and make determinations with respect to the application of specific performance measures in the determination of incentive compensation. Consolidated net income, however, shall always be one of the performance measures under the Plan. All references in this document to actions by the Committee shall be appropriately supported as necessary by corresponding actions taken by the Subcommittee.

3.2	Each fiscal year that the Plan is in effect is referred to as a “Plan Year.” Within 90 days after the beginning of each Plan Year, the Compensation Committee will establish specific performance measures for the payment of bonus awards for that Plan Year. For each Plan Year, the performance measures will include the attainment of a certain minimum level of consolidated net income and may also be based on one or more of the following additional quantifiable performance measures selected by the Committee: consolidated SG&A expenses; earnings per share; operating income; gross revenue; profit margins; stock price targets or stock price maintenance; working capital; free cash flow, cash flow; return on equity; return on capital or return on invested capital; earnings before interest, taxes, depreciation, and amortization (EBITDA); and strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures. The precise annual amounts and bonus allocation percentages with respect to each performance measure will also be established by the Committee.

3.3	Performance measures are generally based on the Company’s operating forecasts. However, the Committee may determine, in its sole discretion, that significant unusual or extraordinary items should or should not be included in determining whether the performance measures have been met.

IV.	Calculation and Payment of Bonus Awards

4.1	Bonuses are calculated as a percentage of the participating executive’s annual base salary. Base-level bonuses are set as follows:

• Chief Executive Officer	100% of base salary
• Executive Vice President	100% of base salary
• Senior Vice President	50% of base salary

4.2	Actual bonus payouts may be higher or lower than the base-level amounts, depending on the degree to which the individual performance measures are met or exceeded. Each performance measure is subject to a multiplier table which determines the extent to which that portion of the bonus is paid out. Awards relating to net income can range from 50% to 170% of the corresponding base bonus; however, no awards are granted for net income below 90% of target. Awards relating to other performance measures established by the Committee are subject to the multiplier percentages selected by the Committee. The maximum bonus award payable to a participating executive for any Plan Year is 170% of that executive’s annual base salary and in no event will exceed $1 million.

4.3	At the end of each Plan Year, the Committee shall, in consultation with the Chief Executive Officer, determine the amount, if any, to be paid to each participating executive based on the extent that the performance measures for that Plan Year were achieved and shall authorize payment by the Company, in cash or other consideration or combination thereof, to such participating executive; provided that the Committee may use negative discretion to decrease (but not increase) the amount of any bonus award otherwise payable to any participating executive under the Plan.

4.4	Bonus awards shall be paid only to individuals who continue in the Company’s employ through the bonus payment date, unless otherwise approved by the Committee (which may be in consultation with the Chief Executive Officer); provided that no bonus (whether prorated or full) will be paid unless all of the applicable requirements set forth in this Plan are met, including without limitation that the Committee determines that all of the performance measures for the applicable Plan Year have been met and authorizes the payment of bonus awards.

4.5	Any payment to which an executive becomes entitled under the Plan shall be subject to the Company’s collection of all applicable federal and state income and employment withholding taxes.

4.6	Any bonus awards determined under the Plan will be paid to participating executives in cash or other consideration within 2 1/2 months following the end of the applicable Plan Year.

V.	General Provisions

5.1	The Plan is effective as of January 1, 2008, and the initial bonuses will be established based on performance measures relating to the Company’s 2008 fiscal year. The Plan is subject to stockholder approval. Once approved, the Board may at any time amend, suspend, or terminate the Plan, provided such action is effected by written resolution; however, amendments to the Plan requiring stockholder approval under the Internal Revenue Code or SEC regulations require stockholder approval.

5.2	No bonuses awarded under the Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

5.3	No Plan participant shall have the right to alienate, pledge or encumber his/her interest in any bonus award to which he/she may become entitled under the Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee’s creditors or to attachment, execution or other process of law.

5.4	Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan shall be construed so as to grant any person the right to remain in the employ of the Company for any period of specific duration. Rather, each employee of the Company will be employed “at-will,” which means that either such employee or the Company may terminate the employment relationship of that individual at any time for any reason, with or without cause.

5.5	The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation.

2

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PC CONNECTION, INC.
ANNUAL MEETING OF STOCKHOLDERS
To be held on May 21, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoints Patricia Gallup and David Hall, each of them, with full power of substitution, as Proxies to represent and vote as designated hereon all shares of stock of PC Connection, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2008 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 21, 2008 at the Crowne Plaza, 2 Somerset Parkway, Nashua, New Hampshire, at 10:00 a.m., Eastern time, or any adjournment thereof, with respect to the matters set forth on the reverse side hereof.

PLEASE FILL IN, DATE, SIGN, AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
¡	14475	¡

ANNUAL MEETING OF STOCKHOLDERS OF

PC CONNECTION, INC.

May 21, 2008

Please date, sign, and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

¡	20633000000000001000 2			052108
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS NO.2 AND NO.3. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. To elect the following six directors for the ensuing year:				2. To approve the Executive Bonus Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		NOMINEES:		3. To ratify the selection by the Audit Committee of Deloitte & Touche LLP as independent registered public accounting firm for the current year ending December 31, 2008.	☐	☐	☐
☐	FOR ALL NOMINEES	O Patricia Gallup O David Hall O Bruce Barone O Joseph Baute O David Beffa-Negrini O Donald Weatherson
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS NO.2. AND NO.3.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●
MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¡	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¡